                                                                     EXHIBIT 2.2


                            ASSET PURCHASE AGREEMENT


                           Dated as of April 1, 1999


                                     among

                 BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.

                  SOFTWARE CONSULTING SERVICES AMERICA, INC.,


                       INTEGRATED SYSTEMS CONSULTING, LLC

                                      and

                       THE INDIVIDUALS OWNING ALL OF THE

                              MEMBERSHIP INTERESTS

                                       OF

                       INTEGRATED SYSTEMS CONSULTING, LLC

                             EXHIBITS AND SCHEDULES

 Section                         Description
 -------                         -----------
      1.1(a)                  Tangible Personal Property
      1.1(b)                  Personal Property Leases
      1.1(c)                  Assured Contracts
      1.1(d)                  Real Property Leases
      1.1(f)                  Licenses
      1.1(g)                  Proprietary Rights
      1.1(j)                  Prepaid Items
      1.2                     Excluded Assets
      1.5(b)                  Employees or Contractors
      1.9                     Allocation of Purchase Price


                              DISCLOSURE SCHEDULE

 Section                         Description                           Page No.
 -------                         -----------                           -------
      3.3                     Consents and Approvals                         7

      3.5                     Litigation                                     7

      3.6                     Compliance with Laws                           8

      3.8                     Purchased Assets                               8

      3.11                    Environmental Compliance                       9

      3.12                    Assumed Contracts                              9

      3.13                    Conduct of Business                            9

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") dated as of April 1, 1999, by and among BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC., a Delaware corporation ("Buyer"), and Integrated Systems Consulting, LLC, an Arizona limited liability company ("Seller"), and ALL THE UNDERSIGNED HOLDERS OF ALL OF THE MEMBERSHIP INTERESTS OF THE SELLER, INCLUDING THE SHAREHOLDERS OF SUCH HOLDERS (such holders and shareholders are referred to collectively as the "Members").

                                R E C I T A L S

         WHEREAS, Seller is engaged in the business of providing consulting services and consultant staffing to users of enterprise resource planning ("ERP") (the "Business"); and

         WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain assets used or held for use by Seller in the Business;

         NOW, THEREFORE, for and in consideration of the premises and the covenants herein contained and the benefits to be derived herefrom, the parties hereby agree as follows:

                                   ARTICLE 1
                               PURCHASE AND SALE

1.1 Purchase and Sale of Assets. Subject to the terms and conditions contained herein, at the Closing and effective as of the Effective Time, as those terms are hereinafter defined, Buyer shall purchase from Seller, and Seller shall sell to Buyer, all of the right, title and interest of Seller in and to the following assets (the "Purchased Assets"):

         (a) Tangible Personal Property. All tangible personal property (including equipment, machinery, tools, appliances, implements, spare parts, instruments, furniture and supplies) owned by the Seller ("Tangible Personal Property"), including, without limitation, the Tangible Personal Property set forth on Exhibit 1.1(a);

         (b) Personal Property Leases. Seller's rights in, to and under all leases of equipment, machinery, tools, appliances, implements, spare parts, instruments, furniture, supplies, and other items of tangible personal property ("Personal Property Leases") which are set forth on
         Exhibit 1.1(b);

         (c) Assumed Contracts. Seller's rights in, to and under all contracts, agreements, insurance policies, purchase orders and commitments which are set forth in Section 3.13 of the Disclosure Schedule, together with all instruments and all documents of title representing any of the foregoing, all rights in any merchandise or goods which any of the same represent, and all rights, title, security and guaranties in favor of Seller with respect to any of the foregoing (the "Assumed Contracts");


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

         (d) Business Records. All books and records of Seller wherever located, including without limitation, all credit records, payroll records, computer records, computer programs, contracts, agreements, operating manuals, schedules of assets, accounting and financial records, sales and property tax records and returns, sales records, customer and supplier data, blueprints, specifications, plats, maps, surveys, building and machinery diagrams, maintenance records, personnel and labor relation records, real estate records, construction records, environmental records and returns, files, papers, books and all other public and confidential business records (together the "Business Records"), whether such Business Records are in hard copy form or are electronically or magnetically stored, excluding only the Seller's limited liability company minutes of proceedings and ownership records and income tax records and returns (provided that copies of such tax records and returns shall be provided to Buyer;

         (e) Licenses. To the extent assignable, all franchises, licenses, permits, certificates, approvals and other authorizations from governmental authorities, software developers, manufacturers or other persons which are necessary to own and operate any of the Purchased Assets (the "Licenses"), a complete and correct list of which is set forth on Exhibit 1.1(e);

         (f) Proprietary Rights. All (i) United States and foreign patents, patent applications, trademarks, trademark applications and registrations, trade dress, brand names, logos, service marks, service mark applications and registrations, copyrights, copyright applications and registrations and trade names, fictitious names and assumed names of the Seller including, without limitation, all such rights described on Exhibit 1.1(f); (ii) proprietary data and technical, manufacturing know-how and information (and all materials embodying such information) of the Seller; (iii) developments, discoveries, inventions, ideas and trade secrets of the Seller; (iv) client lists, marketing plans, business plans, and client information of the Seller; and (v) covenants by others not to compete, rights and privileges of the Seller used in the conduct of its Business, rights to exclusive use and rights to sue for past infringement with respect to any item described in this Section (all of the foregoing, collectively, "Proprietary Rights");

         (g) Telephone Numbers. All of the Seller's right, title and interest in, to and under all telephone numbers used by the Seller and its employees, including all extensions thereto;

         (h) Certain Rights of the Seller. All rights in, to and under all representations, warranties, covenants, guaranties made or provided by third parties to or for the benefit of the Seller with respect to any of the other Purchased Assets and all rights, privileges, claims, causes of action and options of the Seller relating to the Purchased Assets;

         (i) Prepaid Items. All of the Seller's prepaid expenses, prepaid insurance, deposits and other similar items ("Prepaid Items"), a correct and complete list of which items is attached as Exhibit 1.1(i); and

         (j) Goodwill. All goodwill with respect to the Business and operations of the Seller.

1.2 Excluded Assets. Notwithstanding Section 1.1 hereof, the following assets (the "Excluded Assets") are not included in the Purchased Assets even though they might be deemed to be used, or held for use, in connection with the
Business:

         (a)      All cash and cash equivalents;

         (b) All accounts receivable (and documents and information necessary to collect such accounts receivable);

         (c)      The Closing Consideration; and

         (d)      Other assets listed on Exhibit 1.2.

1.3 Obligations Assumed. As part of the consideration for the Purchased Assets, at the Closing Buyer shall assume and agree to pay and perform when required by the terms thereof all of the obligations of Seller that accrue after the Effective Time under the Personal Property Leases, the Assumed Contracts and the Licenses. Other than as specifically set forth in this
Section 1.3, Buyer expressly disclaims the assumption of, and does not assume, any liability of any type whatsoever of Seller or in connection with any of Seller's assets or Business operations. Seller shall hold Buyer harmless and shall indemnify Buyer with respect to all liabilities of or claims against Seller, the Business or the Members that are not expressly assumed by Buyer. Buyer shall hold Seller and the Members harmless and shall indemnify Seller and the Members with respect to all liabilities of or claims against Seller and the Members that are assumed by Buyer.

1.4 Closing and Effective Time. The Closing (the "Closing") shall occur as soon as practicable, and in any event not later than May 28, 1999, at the offices of Buyer in Foster City, California, whereupon the purchase and sale of the Purchased Assets shall be deemed to have occurred effective prior to the commencement of business on April 1, 1999 (the "Effective Time"). Closing documents will be delivered through the use of the mail or other delivery services. No parties are required to be in attendance at the Closing. The parties may agree in writing on another date, time or place for the Closing. At the Closing, the parties will deliver or cause to be delivered the documents described in Article 2 below. Provided the Closing occurs as provided herein, Seller and the Members shall receive and hold for the benefit of Buyer all accounts receivable and the proceeds thereof that accrue to Seller after the Effective Time. All accounts receivable generated by Seller after the Effective Time shall be assigned to and for the benefit of Buyer, and all wages and reimbursable expenses incurred by Seller after the Effective Time shall be paid or reimbursed by Buyer.

1.5 Purchase Price. In consideration of the delivery of the Purchased Assets, Buyer agrees to pay and deliver to Seller the Purchase Price. The Purchase Price shall equal $3,000,000, subject to adjustment as set forth in
Section 1.5(d), below . The Purchase Price shall be delivered to Seller in the following manner (the "Closing Consideration"):

         (a) $500,000 shall be paid to Seller by wire transfer or other immediately available funds at the Closing;

         (b) $1,000,000 shall be payable to Seller by delivery on June 1, 2000 of shares of validly issued fully paid and non assessable shares of common stock, $.001 par value per share, of the Buyer (the "Buyer Common Stock") at the Market Price, provided, however, that Buyer shall have the right to pay up to $700,000 of such amount in cash, together with interest at the rate of 7 1/2% per annum. The "Market Price" shall be deemed to be the average of the daily closing price of the Buyer Common Stock as reported by NASDAQ during the ten consecutive trading days ending on and including the day that is four trading days prior to the Closing.

         (c) $500,000 shall be paid by Buyer's delivery to Seller of Buyer's Convertible Subordinated Promissory Note, in the form attached as
         Exhibit 1.5(c) (the "Convertible Note").

         (d) (1) The remaining $1,000,000 of the Purchase Price shall be paid subject to the achievement during the twelve months ending March 31, 2000, of ISC Earnings, as determined in Section 1.5(d)(2), below, of at least $1,050,000.

         (2) "ISC Earnings" shall equal the difference between ISC Revenues, as defined below, minus salaries, wages, payroll taxes, health benefits and reimbursable expenses paid or allocable by Buyer to the Members and to all other employees and consultants in connection with any project generating ISC Revenues, and any other overhead expenses of Buyer allocable to ISC Revenues in accordance with generally accepted accounting principles. . "ISC Revenues" shall mean all net revenues recognized by Buyer from (i) the contracts of Seller that are assigned to Buyer by this Agreement, and (ii) clients who contract for the first time with Buyer after the date of this Agreement and who were solicited primarily by a Member. The determination of ISC Revenues and ISC Earnings shall be determined by the Company's Chief Financial Officer in accordance with generally accepted accounting principles. Subject to the procedure set forth below, such determination shall be binding upon all parties. Not later than June 15, 2000, the Company's Chief Financial Officer shall submit to the Seller a report setting forth in reasonable detail ISC Revenues, ISC Earnings, and the amount payable pursuant to this Section 1.5(d). If Seller does not object to such report within fifteen days after receipt, the determination set forth therein shall be deemed accepted and the amount due under this Section 1.5(d), if any, shall be paid after June 1, 1999, and in any event before July 1, 2000. Any objection to such report shall be made in a writing setting forth in reasonable detail the basis for such objection. The parties shall negotiate in good faith to resolve such objection within ten days after the Company's receipt of Seller's written objection. If the objection is not resolved within such period, Seller may submit its objection to binding arbitration before the American Arbitration Association in Phoenix, Arizona, provided that the determination by the Chief Financial Officer of ISC Revenues, ISC Earnings and the amount payable pursuant to this Section 1.5(d) shall not be set aside unless the arbitrator finds that such determination was made in bad faith or without reasonable business judgment. The Company shall use reasonable commercial efforts to support the generation of ISC Revenues and the maximization of ISC Earnings.

         (3) If the ISC Earnings are less than $1,050,000 but more than $750,000, the $1,000,000 otherwise payable pursuant to this Section 1.5(d) shall be reduced ratably, so that if, for example, the ISC Earnings equal $900,000, the amount payable pursuant to this
         Section 1.5(d) shall equal $500,000. If the ISC Earnings are less than $750,000, the amount payable pursuant to this Section 1.5(d) shall be $0.00 and the Purchase Price shall be correspondingly reduced to $2,000.000.00.

         (4) The amount, if any, payable pursuant to this Section 1.5 shall be paid at the time set forth in (2), above, as follows: One-fourth shall be paid in cash; one-fourth shall be paid pursuant to a three-month promissory note bearing interest at the rate of 7 1/2% per annum, and the remaining one-half shall be paid in shares of Buyer Common Stock at the Market Price, provided that Buyer may pay up to 70% of such amount in cash, with interest at the rate of 7 1/2% per annum.

         (5) It is expressly provided that the amounts payable under Section 1.5(d) (i) arise as a consequence of a disagreement among the parties regarding the fair market value of the Purchased Assets and (ii) are expressly intended to constitute a portion of the Purchase Price of the Purchased Assets. Each party agrees to take a tax reporting position consistent with the foregoing.

         It is expressly provided herein that in determining the amount (if any) of imputed interest associated with the transfer of the Buyer Common Stock in accordance with Sections 1.5(b) or 1.5(d) , any interest associated with the transfer of the Convertible Note in accordance with
         Section 1.5(c) or the promissory note described in Section 1.5(d) in excess of the "applicable federal rate" (as defined by the Internal Revenue Code) associated with the Convertible Note or the promissory note shall be deemed to have been paid in connection with the Buyer Common Stock. Preliminary to issuance and filing with relevant taxing authorities of any documents or forms reflecting the amount of imputed interest associated with the transfer of the Closing Consideration, including any IRS Forms 1099, the parties shall mutually agree as to the amount of imputed interest arising as a consequence of the transactions contemplated by this Agreement.

1.6 Allocation of Purchase Price. Buyer and Seller shall report the allocation of the Purchase Price among the Purchased Assets and the agreed amount of assumed liabilities as provided on Exhibit 1.6. The allocation shall be incorporated in IRS Forms 8594 prepared and filed by Buyer and Seller. Prior to filing all Forms 8594 (including any amended Forms 8594 to reflect the portion of the Purchase Price paid pursuant to Section 1.5(d)), Buyer and Seller shall agree as to the precise content thereof which shall in any case be consistent with the terms set forth in Exhibit 1.6. The parties also agree the initial Form 8594 shall not reflect the portion of the Purchase Price reflected in Section 1.5(d).

1.7 Adjustment of Number of Shares. The number of shares issuable pursuant to Section 1.5(b) and Section 1.5(d) shall be subject to adjustment for stock dividends, splits, combinations, or other distributions and payments made in respect of Buyer's capital stock. Such adjustment shall be computed in accordance with Sections 4, 5, 6, 7 and 8 of the Convertible Note, which are incorporated herein by this reference.

                                   ARTICLE 2
                         CLOSING CONDITIONS; DELIVERIES

2.1 Deliveries by Seller . At the Closing, Seller shall deliver to Buyer the following:

         (a) A bill of sale, assignment and assumption agreement executed by Seller conveying all of the Purchased Assets to Buyer, effective as of the Effective Time;

         (b) Employment Agreements between Buyer and each of the Members, effective as of the Effective Time;

         (c) Any consents, waivers, approvals, exemptions, authorizations or notices required by any third party, court, administrative agency or other governmental or regulatory authority in accordance with Section 3.3; and

         (e) Any other documents, certificates, instruments, agreements and writings required to be delivered by Seller at the Closing pursuant to this Agreement and such conveyances and instruments as may be reasonably necessary or appropriate to convey the Purchased Assets to Buyer.

2.2 Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller the following:

         (a) The Closing Consideration in the manner set forth in Section 1.5;

         (b) A bill of sale, assignment and assumption agreement executed by Buyer under which Buyer will assume and agree to pay and perform when required by the terms thereof all of the obligations and liabilities under the Personal Property Leases, the Assumed Contracts, the Real Property Leases and the Licenses; and

         (c) Employment Agreements between Buyer and each of the Members, effective as of the Effective Time

         (d) The other documents, instruments and writings required to be delivered by Buyer at the Closing pursuant to this Agreement or otherwise required in connection herewith.

2.3 Board Approval. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject in all respects to the approval by Buyer's Board of Directors of this Agreement. If such approval is not given before June 1, 1999, either party may terminate this Agreement without penalty, provided that the parties' obligations of nondisclosure shall survive this Agreement.

                                   ARTICLE 3
            REPRESENTATIONS AND WARRANTIES OF SELLER AND THE MEMBERS

         Seller and the Members, jointly and severally, represent and warrant to Buyer as set forth below:

3.1 Organization. Seller (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Arizona, (ii) has the requisite power to own, lease and operate its properties and conduct its business as it is presently being conducted, and (iii) is duly qualified to conduct business in and is in good standing in each state where the ownership of its assets or the conduct of its business requires qualification, except where the failure to be so qualified or in good standing would not have a material adverse effect on the business of Seller or the Purchased Assets.

3.2 Authority Relative to this Agreement. Seller has the requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Seller and no other limited liability company proceedings on the part of Seller are necessary. This Agreement has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and remedies generally and to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

3.3 Consents and Approvals. The execution and delivery of this Agreement by Seller, and performance by Seller of its obligations hereunder, do not require Seller to obtain any consent, waiver, approval, exemption, authorization or other action of, or make any filing with or give any notice to, any third party or any court, administrative agency or other governmental or regulatory authority or any other Person, except (i) as disclosed in Section
3.3 of the Disclosure Schedule previously provided to the Buyer by the Seller (the "Disclosure Schedule"). "Person" shall mean an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, or governmental entity (or any department, agency or political subdivision thereof).

3.4 No Violation. Assuming all consents, approvals, waivers, exemptions, authorizations and other actions described in Section 3.4 of the Disclosure Schedule have been obtained or taken, the execution and delivery of this Agreement by Seller, and the performance by Seller of its obligations hereunder, do not (i) conflict with or result in a breach of the articles of organization or the operating agreement of Seller; (ii) result in the imposition of any mortgage, pledge, lien, charge, security interest or other encumbrance (a "Lien") on the Purchased Assets; (iii) result in, or constitute an event which with the passage of time or giving of notice would be, a breach, violation or default (or give rise to any right of termination, cancellation or acceleration) under any contract or agreement to which Seller is a party or is bound; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller, in each such case of (i) through (iv) above where such breach, violation, conflict, default or Lien could reasonably be expected to have a Material Adverse Effect on the Purchased Business. The term "Material Adverse Effect" or "Material Adverse Change" shall mean an adverse effect on or change of the properties, assets, , long-term debt, other indebtedness, or contingent liabilities of the Seller in an amount of $25,000.00 or more.

3.5 Litigation. Except as set forth in Section 3.5 of the Disclosure Schedule, (i) there are no actions, suits, claims, arbitration proceedings or governmental investigations or inquiries pending or threatened to the knowledge of Seller or Members, (A) against Seller or any of its affiliates seeking to prevent or delay the consummation of the transactions contemplated hereby, or
(B) against Seller or its officers, directors or employees which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Purchased Business, and (ii) there are no judgments, decrees, injunctions, orders or consent orders of any court, governmental authority or arbitrator issued in any proceeding to which Seller or any of the Members is or was a party which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Purchased Business.

3.6 Compliance with Laws. Except as set forth in Section 3.6 of the Disclosure Schedule, (i) Seller is in compliance with all laws, ordinances, regulations, orders, judgments and decrees applicable to the operation of the Purchased Assets as currently operated, where the failure to be in such compliance, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Purchased Business; and (ii) neither Seller nor any of the Members has received any notice of, or citation for, any violation of any law, regulation or order which has not been resolved, which notice or citation relates to the ownership or operation of the Purchased Assets and the violation of which law, regulation or order could reasonably be expected to have a Material Adverse Effect on the Purchased Business.

3.7 Financial Statements. Seller has delivered to Buyer copies of the following financial statements of Seller: (i) a balance sheet as of December 31, 1998; (ii) a balance sheet as of February 28, 1999 ("Balance Sheet Date"); and (iii) an income statement for the year ended December 31, 1998 and the two month period ended February 28, 1999. (Such financial statements are collectively referred to herein as the "Financial Statements".) Except as set forth in the notes to such financial statements, such financial statements have been prepared from Seller's records and fairly present, on a cash basis, in all material respects, the financial condition of Seller as of the dates indicated therein and the results of its operations for the periods indicated therein. To its knowledge, Seller does not have any liabilities or obligations of a type that should be included in or reflected in such financial statements if they had been prepared in accordance with generally accepted accounting principals ("GAAP"), whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in such financial statements or Section 3.7 of the Disclosure Schedule.

3.8 Purchased Assets. The Purchased Assets and the Excluded Assets constitute all of the assets used or held for use by Seller in the conduct of the Business. Seller has good and marketable title to all Purchased Assets, and all such property is owned free and clear of any Lien, other than the property held under the Personal Property Leases and any liens which would not reasonably be expected to have a Material Adverse Effect on the Purchased Assets. Except as set forth on Section 3.8 of the Disclosure Schedule, to Seller's knowledge each item of tangible personal property included in the Purchased Assets is in good operating condition and repair, normal wear and tear excepted.

3.9 Intellectual Property. Neither Seller, Members, nor any of its or their affiliates has received any notice from any Person pertaining to or challenging the right of Seller to use any of the patents, trademarks, service marks, trade names, copyrights, other proprietary intellectual property rights and applications for registration and registrations thereof that are used or held for use in the Purchased Business (the "Intellectual Property

3.10     Inventories.  [Intentionally left blank]

3.11 Environmental Compliance. To Seller's knowledge, except as set forth in Section 3.11 of the Disclosure Schedule,

         (a) the operation of the tangible personal property included in the Purchased Assets does not involve the use of any material, pollutant, or waste regulated as of the date hereof under any applicable federal, state, local or foreign law, statute, ordinance, regulation, rule, order, requirement or agreement with any governmental authority in effect in any and all jurisdictions in which the Purchased Assets are located relating to the protection, preservation or restoration of the environment or conserving or protecting the environment, wildlife, or natural resources ("Hazardous Materials"); and

         (b) there is no proceeding pending or threatened against Seller, Members or any of its or their affiliates by any federal, state, foreign or local court, tribunal, administrative agency, department, commission, board, or other authority or instrumentality with respect to the presence or release of any Hazardous Materials which relates to the Purchased Assets.

3.12 Contracts. Section 3.12 of the Disclosure Schedule lists all contracts or other arrangements relating to the Business or the Purchased Assets to which the Seller is a party or to which its assets are bound. Except as set forth in
Section 3.12 of the Disclosure Schedule, each of the above-described contracts is in full force and effect and there is no breach or default (or any event which, with the giving of notice or lapse of time or both, would be a breach or default) by Seller, or to the knowledge of Seller or Members, any other party under any such contract and, to the knowledge of Seller or Members, there are no facts or circumstances which make such a breach or default likely to occur subsequent to the date hereof. All consents necessary for the assignment of such contracts to Buyer have been obtained, or will have been obtained prior to the Closing. There are no finders fees, referral fees, sales commissions or income or revenue sharing arrangements ("Fees") payable in connection with the Purchased Assets. Seller and Members shall indemnify and hold harmless Buyer from any and all liability incurred in connection with such Fees after the Closing Date, notwithstanding the provisions of Section 6.2 hereof.

3.13 Material Changes. Except as specifically set forth on Schedule 3.13 of the Disclosure Schedule and as have occurred in the normal course of business, since the Balance Sheet Date, there has not been:

         (a) any change in the Seller's Articles of Organization or operating agreement;

         (b) any Material Adverse Change in the assets liabilities, Business or prospects of the Seller;

         (c) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or Business of the Seller;

         (d) any change in the authorized capital of the Seller or in its securities outstanding or any change in its ownership interests;

         (e) any declaration or payment of any dividend or distribution in respect of the ownership interests or any direct or indirect redemption, purchase or other acquisition of any of the ownership interestof the Seller;

         (f) any contract or commitment entered into by the Seller or Members or any incurrence by the Seller or Members or agreement by the Seller or Members to incur any liability or make any capital expenditures in excess of $5,000, except in the normal course of business;

         (g) any work interruptions, labor grievances or employment claims filed, or any related event or condition effecting a Material Adverse Change in the Purchased Business or future prospects of the Seller;

         (h) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, properties or rights of the Seller or requiring consent of any party to the transfer and assignment of any such assets, properties or rights;

         (i) any purchase or acquisition, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets of the Seller, other than in the ordinary course of business;

         (j) any merger or consolidation or agreement to merge or consolidate with or into any other corporation (except the transactions contemplated by this Agreement);

         (k) any waiver of any material rights or claims of the Seller with respect to any contract included in the Purchased Assets;

         (l) to Seller's knowledge, any breach, amendment or termination of any material contract, agreement, license, permit, permit application or other right to which the Seller is a party;

         (m) any discharge, satisfaction, compromise or settlement of any claim, lien, charge or encumbrance or payment of any obligation or liability, contingent or otherwise, other than current liabilities as of the Balance Sheet Date, current liabilities incurred since the Balance Sheet Date in the ordinary course of business and prepayments of obligations in accordance with normal and customary past practices; or

         (n) any transaction by the Seller outside the ordinary course of its business or prohibited hereunder.

3.14 Operation of Business. Except as set forth in Schedule 3.14 of the Disclosure Schedule.

         (a) From the Balance Sheet Date until the Closing, Seller has and will have:

             (i) used all reasonable efforts to maintain its assets in their present state of repair, ordinary wear and tear excepted, to preserve the Business and relationships with its customers, suppliers, employees and other Persons having business relationships with the Business; and

             (ii) operated the Business in the ordinary course consistent with prior practice except as otherwise provided by this Agreement.

         (b) From the Balance Sheet Date to the Closing, Seller has not taken nor will it take any of the following actions in respect of the operation of the Business, except in the ordinary course of business:

             (i) disposed of or encumbered, or entered into any agreement to sell or transfer, directly or indirectly, any assets except sales and consumption of inventory in the ordinary course of business;

             (ii) increased in any manner compensation or benefits of any employees, officers or directors, stockholders, consultants or agents of the Seller, except any increase made in the ordinary course of business under existing employment contracts or policies;

             (iii) increased, terminated, amended or otherwise modified any plan for the benefit of any employee of Seller;

             (iv) paid or agreed to pay any pension, retirement allowance, severance or other employee benefit not required under any existing plan to any employee of Seller;

             (v) entered into, extended, renewed, modified or canceled any agreements, leases, commitments or contracts, except as required in the ordinary course of business;

             (vi) implemented any price discount or extended payment terms or other incentives except routine transactions in the ordinary course of business;

             (vii) mortgaged, pledged or subjected to any Lien any of the Purchased Assets;

             (viii) waived any material rights or privileges it may have under, or amended in any respect, any contract included in the Purchased Assets;

             (ix) maintained its books of account other than in the usual, regular and ordinary manner in accordance with generally accepted accounting principles and on a basis consistent with prior periods or made any change in any of its accounting methods or practices, except as provided in Section 3.7 of the Disclosure Schedule; or

             (x) acquired any assets that would be included in the Purchased Assets.

3.15     Restricted Securities.

         (a) Seller and the Members acknowledge that the shares of Buyer Common Stock to be acquired by Seller hereunder, and then by the Members by distribution from the Seller, have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and are being acquired for Seller and the Members' own account for investment and not with a view to the distribution thereof.

         (b) Seller and each Member and their representatives have conducted such investigations in making a decision to approve this Agreement and the transactions contemplated hereby as they have deemed necessary and advisable.

         (c) Seller and each Member acknowledge and agree that the Buyer Common Stock to be issued to the Seller and Members may not be disposed of except in accordance with the requirements of the Securities Act and any applicable state securities laws.

         (d) Neither Seller nor any Member has engaged in any purchase or sale, directly or indirectly, of Buyer's capital stock within the ninety (90) days preceding the date of this Agreement.

3.16     Undisclosed Liabilities. Except as and to the extent disclosed in
Section 3.7 of the Disclosure Schedules or in the Seller's Financial Statements, Seller has no liabilities or obligations of any nature (whether absolute, contingent or otherwise) relating to the Purchased Assets other than performance of the services contemplated under the terms of the Assumed Contracts and compliance with any restrictive covenants contained therein following the Closing Date.

3.17 Knowledge. Knowledge, when used in this Agreement in connection with Seller and/or the Members, means the actual knowledge of any of the Members.

                                   ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller and the Members as set forth below:

4.1 Organization. Buyer (i) is a corporation duly organized, validly existing and in good standing under the laws of Delaware, (ii) has the requisite power to own, lease and operate its properties and conduct its business as it is presently being conducted, and (iii) is duly qualified to conduct business in and is in good standing in each state where the ownership of its assets or the conduct of its business requires qualification, except where the failure to be so qualified or in good standing would not have a material adverse effect on the business of Buyer.

4.2 Capitalization of the Buyer. The total authorized capital stock of Buyer is as set forth and described in Buyer's Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the Securities and Exchange Commission. The outstanding shares of Buyer Common Stock have been duly and validly issued and are fully paid and non-assessable. All shares of Buyer Common Stock to be issued pursuant to the Convertible Note and hereto, when issued pursuant to the terms of the Convertible Note and this Agreement, will be (i)duly authorized, validly issued, fully paid and non-assessable, (ii) free and clear of any liens and encumbrances, (iii) eligible for trading on the Nasdaq National Market, and (iv) issued in compliance with federal and state securities laws, subject to the accuracy of Seller's and the Member's representations set forth herein.

4.3 Authority Relative to this Agreement. Buyer has all requisite corporate power and authority to execute and deliver this Agreement, the Employment Agreements with the Members, and the Convertible Note (collectively, the "Acquisition Documents" and to consummate the transactions contemplated hereby. The execution and delivery of the Acquisition Documents by Buyer and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and remedies generally and to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

4.4 Consents and Approvals. Except as set forth in Section 4.4 of the Disclosure Schedule, the execution and delivery by Buyer of the Acquisition Documents, and performance by Buyer of its obligations hereunder, do not require Buyer to obtain any consent, waiver, approval, exemption, authorization or other action of, or make any filing with or give any notice to, any third party or any court, administrative agency or other governmental or regulatory authority or any other Person where failure to obtain such consents, waivers, approvals, exemptions, authorizations or actions, make such filings or give such notices could reasonably be expected to materially affect the ability of Buyer to perform any of their material obligations hereunder.

4.5 No Violation. Assuming all consents, approvals, waivers, exemptions, authorizations and other actions described in Section 4.5 of the Disclosure Schedule have been obtained or taken, the execution and delivery of the Acquisition Documents by Buyer, and the performance by Buyer of its obligations thereunder, do not (i) conflict with or result in a breach of the charter or bylaws of Buyer, or (ii) violate, or conflict with, or constitute a default under, or result in the creation or imposition of any Lien upon the properties or assets of Buyer under any mortgage, indenture, agreement, judgment, decree or court order to which either of them is a party or by which any of the assets of Buyer are bound, which violation, conflict, default or Lien could reasonably be expected to adversely affect the ability of Buyer to perform its obligations under the Acquistion Documents; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer, in each such case of
(i) through (iv) above where such breach, violation, conflict, default or Lien could reasonably be expected to have a Material Adverse Effect on Buyer.

4.6 Not an Investment Company. The Buyer is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company," a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

4.7 Compliance Matters. The Buyer has timely filed with the Securities and Exchange Commission all filings required of it under the Securities Exchange Act of 1934, as amended, and all such filings complied in all material respects with the rules and regulations promulgated under such Act, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements included in such reports have been prepared in accordance with generally accepted accounting principles and fairly present the financial condition of Buyer as of the dates thereof.

4.8 Misstatements. No representation or warranty made by the Buyer in this Agreement or in any document or certificate furnished or to be furnished by the Buyer pursuant to this Agreement contains or will contain any material misstatement of fact or omits or will omit to state a material fact necessary make the statements contained herein or therein, in the light of the circumstances under which they are made, not misleading.


                                   ARTICLE 5
                      ADDITIONAL AGREEMENTS AND COVENANTS

5.1      Taxes.

         (a) Seller shall be liable for and shall pay, and pursuant to Section
         6.2 Seller and the Members shall indemnify Buyer against, all taxes (whether assessed or unassessed) applicable to the Business or the Purchased Assets, in each case attributable to taxable years or periods ending at the time of or prior to the Effective Time and, with respect to any tax period that begins before and ends after the Effective Time (a "Straddle Period"), the portion of such Straddle Period ending at the time of the Effective Time. Buyer shall pay, and pursuant to Section 6.2 shall indemnify Seller against, all taxes (whether assessed or unassessed) applicable to the Business or the Purchased Assets, in each case attributable to taxable years or periods beginning after the Closing and, with respect to any Straddle Period, the portion of such Straddle Period beginning immediately after the Effective Time. For purposes of this Section 5.1, any Straddle Period shall be treated on a "closing of the books" basis as two partial periods, one ending at the time of the Effective Time, provided, however, that taxes imposed on a periodic basis shall be allocated on a daily basis.

         (b) Notwithstanding paragraph (a), any sales tax, motor vehicle tax, excise tax, use tax, real property transfer or gains tax, documentary stamp tax or similar tax attributable to the sale or transfer of the Business or the Purchased Assets shall be paid by Buyer. Buyer and Seller each agrees to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file tax returns with respect to, such taxes including a resale certificate as provided for under Arizona and California sales tax law.

         (c) Buyer or Seller, as the case may be, shall provide reimbursement for any tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section . Not later than 30 days prior to the payment of any said tax, the party paying such tax shall give notice to the other party of the tax payable and the portion that is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder. Each party shall have the right at all reasonable times to examine the books and records of the other party to the extent necessary to verify the accuracy of any request.

         (d) After the Closing, each of Buyer and Seller shall promptly (and cause their respective employees, agents and affiliates to):

             (i) assist the other party in preparing any tax returns that such other party is responsible for preparing and filing;

             (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any tax returns relating to the Business or the Purchased Assets;

             (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to taxes relating to the Business or the Purchased Assets;

             (iv) provide timely notice to the other in writing of any pending or threatened tax audits or assessments relating to the Business or the Purchased Assets for taxable periods for which the other may have a liability under this Section;

             (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period.

5.2 Public Announcements. Buyer will not disclose or deliver any information about the Seller to any third Person without the prior written consent of the Seller except as permitted by this Section . Buyer may disclose pertinent information regarding this Agreement to its existing and prospective investors, lenders, or investment bankers or financial advisors for the purpose of obtaining financing, including, without limitation, descriptions of this Agreement or any private placement memorandum prepared by the Buyer or any registration statement filed by the Buyer under the Securities Act and in reports filed by the Buyer under the Securities Exchange Act of 1934, and this Agreement may be filed as an exhibit to any thereof. After the Closing, the Buyer may also make appropriate disclosures of the general nature of this Agreement and the identity, nature and scope of the Seller's operations to prospective acquisition candidates in connection with the Buyer's efforts to effect additional acquisitions. Each party will have mutual approval rights with respect to written employee presentations concerning this Agreement. The Members shall be provided the opportunity for prior review and comment with respect to any description of the Purchased Business contained in any press release regarding the execution of this Agreement, and Members shall be provided the opportunity for prior review and comment with respect to any description of the Seller contained in any press release regarding the execution of this Agreement.

5.3 Further Assurances. Seller and Buyer shall use reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to carry out all of their respective obligations under this Agreement and to consummate and make effective the purchase and sale of the Purchased Assets pursuant to this Agreement. Seller and Buyer shall, and shall cause their affiliates, employees and agents to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate more fully to assure to Seller, and its successors or assigns, all of the Excluded Assets intended to be retained by Seller pursuant to this Agreement.

5.4 Preservation of Business Records. Buyer shall preserve and keep (or cause to be preserved and kept) the Business Records, and Seller shall preserve and keep (or cause to be preserved and kept) its books and records not included in the Purchased Assets, for a period of seven years after the date hereof, and Buyer and Seller shall each grant to the other reasonable access to such Business Records retained by them during such period. In the event Buyer or Seller wishes to destroy Business Records after that time, it shall first give written notice to the other party, and the other party shall have the right at its option, upon prior written notice given to the party providing the initial notice, to take possession of said Business Records as promptly as practicable, but in any event within 90 days after the date of its notice requesting the same.

5.5 Confidentiality. Except as permitted by Section 5.2 and except for reasonable disclosures made in the ordinary course of a Member's employment with Buyer, Seller and each of the Members, and its and their affiliates, shall keep confidential all information regarding the Purchased Assets and the Purchased Business, including without limitation, information included in books and records retained by Seller, and will not, without the prior written consent of Buyer, disclose such information except as required by law or as becomes generally available to and known by the public other than as a result of disclosure by Seller.

5.6 Covenant Not to Compete. For the considerations specified in this Agreement and in recognition that the covenants by the Members and the Seller in this Section are a material inducement to Buyer to enter into and perform this Agreement, each Member agrees that for the period (the "Noncompetition Period") from the date hereof to the earlier to occur of (a) the date which is three (3) years (provided that for non-SAP consulting such period shall be eighteen (18) months) after the Closing Date, or (b) the date which is one year following any termination of such Member's employment by Buyer or by a Member for Good Reason, such Member will not represent, engage in, carry on, or have a financial interest in, directly or indirectly, in enterprise application consulting for third parties, including, without limitation, SAP implementation and consulting, within the States of Arizona, California, Texas and Washington. For purposes of this Section 5.6, a "financial interest" means any interest, individually, as a member of a partnership or limited liability company, equity owner, shareholder (other than as a shareholder of less than one percent (1%) of the issued and outstanding stock of a publicly-held company whose gross assets exceed one hundred million dollars), investor, officer, director, trustee, manager, employee, agent, associate or consultant of a consulting entity. If a Member's employment with Buyer is terminated by the Buyer without Cause, as defined in such Member's Employment Agreement, or terminated by a Member for Good Reason, as defined in the Member's Employment Agreement, such Member's Noncompetition Period shall continue, if at all, only so long as the Buyer continues to make salary payments under such agreement. The obligations of this Section 5.6 shall expire upon the breach by Buyer of any provision of this Agreement, where such breach continues after thirty (30) days written notice given to Buyer or any breach of any provision of the Convertible Note.

         (a) Members agree that the limitations set forth herein on Members' rights to compete with Buyer or its affiliates as set forth in clause
         (a) are reasonable and necessary for the protection of Buyer and its affiliates. In this regard, Members specifically agree that the limitations as to period of time and geographic area, as well as all other restrictions on Members' activities specified herein, are reasonable and necessary for the protection of Buyer and its affiliates. Members agree that, in the event that the provisions of this Section should ever be deemed to exceed the scope of business, time or geographic limitations permitted by applicable law, such provision shall be and are hereby reformed to the maximum scope of business, time or geographic limitations permitted by applicable law.

         (b) If there shall be any violation of the covenant not to compete set forth in Section above, then the time limitation thereof shall be extended for a period of time equal to the period of time during which such violation continues; and in the event Buyer is required to seek relief from such violation in any court, board of arbitration or tribunal, then the covenant shall be extended for a period of time equal to the pendency of such proceedings, including all appeals.

         (c) Members agree that the remedy at law for any breach by Members of this Section will be inadequate and that Buyer shall be entitled to injunctive relief.

5.7 Company Name. Within 60 days after the date hereof, Seller and the Members shall take such action as is necessary to change the name of Seller to remove therefrom the words "Integrated Systems Consulting" or any word or expression similar thereto.

5.8 Limitation on Assignments. Notwithstanding anything herein contained to the contrary, this Agreement shall not constitute nor require an assignment to Buyer of any Contract, License or other right if an attempted assignment of the same without the consent of any party would constitute a breach thereof unless and until such consent shall have been obtained. In the case of any such Contract, License or other right which cannot effectively be transferred to Buyer without such consent, the Members and Seller will each use all reasonable efforts to obtain such consent promptly and if such consent is not obtained, Seller and Buyer agree to enter into such reasonable arrangements as may be appropriate to provide Buyer with benefits purported to be vested in Buyer pursuant to the terms of this Agreement had such consent been obtained.

5.9 Reasonable Access. Between the date of this Agreement and the Closing, Seller shall give Buyer and its authorized representatives reasonable access to Seller's properties, books, and records in order that Buyer may have full opportunity to investigate the affairs of Seller. Any investigation shall be conducted by Buyer in a manner so as not to interfere unreasonably with the business or operations of Seller.

5.10 S-3 Registration Rights. (a) In the event Seller or any of the Members desire to transfer shares of Buyer's Common Stock issuable pursuant to Section 1.5(b) or upon conversion of the Convertible Note commencing one year after the date of this Agreement (collectively, the "Shares"), and if, within ten (10) days after written request therefor, counsel for Buyer is unable to render an opinion that such transfer is exempt from registration under Rule 144 of the Securities Act of 1933, as amended, then Buyer and the Members (referred to in this Section as a Holder or Holders) shall each have the right, acting individually or in concert, to request registration of their Shares on Form S-3 (such requests shall be in writing and shall state the number of Shares to be disposed of and the intended methods of disposition of such shares by such Holder or Holders), provided, however, that Buyer shall not be obligated to effect any such registration if (i) the Holders, together with the holders of any other securities of Buyer entitled to inclusion in such registration, propose to sell Shares and such other securities (if any) on Form S-3 at an aggregate price to the public of less than $250,000, or (ii) in a given six-month period, Buyer has effected one such registration in such period, or
(iii) it is to be effected more than three years after the date of this Agreement.

         (b) If a request complying with the requirements of Section 5.10(a) hereof is delivered to Buyer, Buyer shall as soon as practicable use its best efforts to effect such registration (including, without limitation, filing post-effective amendments, and appropriate qualifications under applicable blue sky or other state securities laws ), and appropriate compliance with the Securities Act of 1933, as amended (the "Act") and as would permit or facilitate the sale and distribution of all or such portion of such Shares as are specified in such request. All registration expenses incurred in connection with a registration effected pursuant to this Section 5.10 shall be borne by the requesting Holder(s); provided, however, that the Company's expenses in connection with such offering shall not exceed $10,000. Buyer shall have the right to defer filing a registration statement pursuant to this
Section 5.10 one time for a period of up to 120 days following the requested filing date if Buyer furnishes to the Holders requesting registration a certificate signed by the Chief Executive Officer of Buyer stating that in the good faith judgment of Buyer's Board of Directors it would be seriously detrimental to Buyer and its stockholders for a registration statement to be filed at the time requested.

         (c) To the extent permitted by law, Buyer will indemnify each Holder and each other holder participating in a registration pursuant to this Section 5.10, each of its officers and directors, members and partners, and each person controlling such Holder or such other holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 5.10, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by Buyer of the Securities Act or any rule or regulation promulgated under the Securities Act applicable to Buyer in connection with any such registration, qualification or compliance, and Buyer will reimburse such Holder and such other holder, each of its officers and directors, and each person controlling such Holder and such other holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that Buyer will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to Buyer by an instrument duly executed by such Holder, such other holder, such controlling person or such underwriter and stated to be specifically for use therein.

         (d) To the extent permitted by law, each Holder and each other holder will, if Registrable Securities or other securities held by such Holder or such other holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify Buyer, each of its directors and officers, each underwriter, if any, of Buyer's securities covered by such a registration statement, each person who controls Buyer or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder and each other such holder, each of its officers and directors and each person controlling such other Holder or such other holder within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and will reimburse Buyer, each other such Holder and each other such holder, such directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to Buyer by an instrument duly executed by such Holder or such other holder, respectively, and stated to be specifically for use therein. Notwithstanding the foregoing, the liability of each Holder and each other holder under this subsection (b) shall be limited in an amount equal to the proceeds to such Holder or such other holder from the shares sold by such Holder or such other holder, unless such written information furnished by such Holder or such other holder as aforesaid was known by such Holder or such other holder to be untrue or to omit a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

         (e) Each party entitled to indemnification under this Section 5.10 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 5.10 unless the failure to give such notice is prejudicial to an Indemnifying Party's ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or separate and different defenses. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnified Party shall consent to entry of any judgment or enter into any settlement without the consent of each Indemnifying Party.

                                   ARTICLE 6
                  INDEMNIFICATION AND LIMITATIONS ON LIABILITY

6.1 Survival. The representations, warranties and covenants set forth in this Agreement and the other documents, instruments and agreements contemplated hereby shall survive after the date hereof to the extent provided herein. The representations and warranties of Seller, Members and Buyer shall survive for a period of 18 months after the date hereof or for the maximum period permitted by applicable law, whichever is less (except that warranties given with respect to taxes shall survive to the extent of the applicable statute of limitations). The periods of survival of the representations and warranties as stated above in this Section 6.1 are referred to herein as the "Survival Period." The liabilities of the parties under their respective representations and warranties shall expire as of the expiration of the applicable Survival Period and no claim for indemnification may be made with respect to any breach of any representation or warranty, the applicable Survival Period of which shall have expired, except to the extent that written notice of such breach shall have been given to the party against which such claim is asserted on or before the date of such expiration. The covenants and agreements of the parties herein and in other documents and instruments executed and delivered in connection with the closing of the transactions contemplated hereby shall survive for the maximum period permitted by law. The rights and remedies under Sections 6.2,
6.3 and 6.4 shall constitute the sole remedies under this Agreement.

6.2      Indemnity by Seller and the Members. Subject to the provisions of
Section 6.1, Seller and the Members, jointly and severally, shall indemnify, save and hold harmless Buyer and any of its assigns (including lenders) and all of its shareholders, officers, directors, employees, representatives, agents, advisors and consultants and all of their respective heirs, legal representatives, successors and assigns (collectively the "Buyer Indemnified Parties") from and against any and all damages, liabilities, losses, loss of value (including the value of adverse effects on earnings), claims, deficiencies, penalties, interest, expenses, fines, assessments, charges and costs, including reasonable attorneys' fees and court costs (collectively "Losses") arising from, out of or in any manner connected with or based on:

         (a) the breach of any covenant of Seller or Members or the failure by Seller or Members to perform any of its or their obligations contained herein;

         (b) any breach of any representation or warranty of Seller or Members contained herein;

         (c) any liability or obligation, fixed or contingent, direct or indirect, known or unknown, of Seller other than those specifically assumed by Buyer pursuant to Section 1.3; and

         (d) any act, omission, occurrence, event, condition or circumstance occurring or existing at any time on or before the date hereof and involving or related to the assets, properties, business or operations now or previously owned or operated by Seller and not included in the Purchased Assets.

         Buyer Indemnified Parties shall be entitled to indemnification pursuant to this Agreement only if the aggregate Losses incurred or sustained by all Buyer Indemnified Parties exceed


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
$50,000. In the event that the aggregate Losses incurred or sustained by all Buyer Indemnified Parties exceed $50,000, then the Buyer Indemnified Parties shall be entitled to indemnification for all such Losses in the aggregate; provided, however, that the aggregate Losses paid to the Buyer Indemnified Parties hereunder shall not exceed the Purchase Price. The foregoing indemnities shall not limit or otherwise adversely affect the indemnity rights of the Seller Indemnified Parties for Losses under Section 6.4.

6.3 Set-off Rights of Buyer. At the election of Buyer, Losses payable to the Buyer Indemnified Parties hereunder may be set-off against and shall reduce payments, if any, to be made by Buyer to Seller or the Members pursuant to this Agreement or the Employment Agreements including, without limitation the Convertible Note, on a dollar-for-dollar basis. Buyer shall provide Seller and the Members with ten days advanced written notice of any set-off pursuant to this Section 6.3, including a description of the basis therefor. The parties agree to negotiate in good faith with respect to any disagreements concerning a proposed set-off. Any set off shall for tax purposes be considered a negative adjustment of the Purchase Price.

6.4      Indemnity by Buyer.

                  Subject to the provisions of Section 6.1 , Buyer shall indemnify, save and hold harmless Seller and the Members and their respective shareholders, officers, directors, employees, agents, advisors, consultants, heirs, legal representatives, successors and assigns (collectively the "Seller Indemnified Parties") from and against all Losses arising from, out of or in any manner connected with or based on:

                  (i) any breach of any covenant of Buyer or the failure by Buyer to perform any of its obligations contained herein;

                  (ii) any breach of any representation or warranty of Buyer contained herein;

                  (iii) any act, omission, event, occurrence, condition or circumstance occurring or existing at any time after (but not on or before) the date hereof and involving or relating to the Purchased Assets; and

                  (iv) the obligations and liabilities of Seller assumed by Buyer under Section 1.3.

Seller Indemnified Parties shall be entitled to indemnification pursuant to this Agreement only if the aggregate Losses incurred or sustained by all Seller Indemnified Parties exceed $50,000. In the event that the aggregate Losses incurred or sustained by all Seller Indemnified Parties exceed $50,000, then the Seller Indemnified Parties shall be entitled to indemnification for all such Losses in the aggregate; provided, however, that the aggregate Losses paid to the Seller Indemnified Parties hereunder shall not exceed the Purchase Price. The foregoing indemnities shall not limit or otherwise adversely affect the Buyer's rights of indemnity for Losses under Section .


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
6.5      Procedures for Indemnification.

         (a) The party (the "Indemnified Party") that may be entitled to indemnity hereunder shall give prompt notice to the party obligated to give indemnity hereunder (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder. Any failure on the part of any Indemnified Party to give the notice described in this Section shall relieve the Indemnifying Party of its obligations under this Article only to the extent that such Indemnifying Party has been prejudiced by the lack of timely and adequate notice (except that the Indemnifying Party shall not be liable for any expenses incurred by the Indemnified Party during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly (and in any event within 10 days thereof) after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to such claim, action, suit or proceeding.

         (b) Buyer shall have the obligation to assume the defense or settlement of any third-party claim, suit, action or proceeding in respect of which indemnity may be sought hereunder, provided that (i) Seller shall at all times have the right, at its option and at its own expense, to participate fully therein, and (ii) if Buyer does not proceed diligently to defend the third-party claim, suit, action or proceeding within 10 days after receipt of notice of such third-party claim, suit, action or proceeding, Seller shall have the right at Buyer's expense, but not the obligation, to undertake the defense of any such third-party claim, suit, action or proceeding.

         (c) The Indemnifying Party shall not be required to indemnify the Indemnified Party with respect to any amounts paid in settlement of any third-party suit, action, proceeding or investigation entered into without the written consent of the Indemnifying Party; provided, however, that if the Indemnified Party is a Buyer Indemnified Party, such third-party suit, action, proceeding or investigation may be settled without the consent of the Indemnifying Party on 10 days' prior written notice to the Indemnifying Party if such third-party suit, action, proceeding or investigation is then unreasonably interfering with the Purchased Business or other operations of Buyer and the settlement is commercially reasonable under the circumstances; and provided further, that if the Indemnifying Party gives 10 days' prior written notice to the Indemnified Party of a settlement offer that the Indemnifying Party desires to accept and to pay all Losses with respect thereto ("Settlement Notice") and the Indemnified Party fails or refuses to consent to such settlement within 10 days after delivery of the Settlement Notice to the Indemnified Party, and such settlement otherwise complies with the provisions of this Section , the Indemnifying Party shall not be liable for Losses arising from such third-party suit, action, proceeding or investigation in excess of the amount proposed in such settlement offer. Notwithstanding the foregoing, no Indemnifying Party will consent to the entry of any judgment or enter into any settlement without the consent of the Indemnified Party, if such judgment or settlement imposes any obligation or liability upon the Indemnified Party other than the execution, delivery or approval thereof and customary releases of claims with respect to the subject matter thereof.


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
         (d) The parties shall cooperate in defending any such third-party suit, action, proceeding or investigation, and the defending party shall have reasonable access to the books and records, and personnel in the possession or control of the Indemnified Party that are pertinent to the defense. The Indemnified Party may join the Indemnifying Party in any suit, action, claim or proceeding brought by a third party, as to which any right of indemnity created by this Agreement would or might apply, for the purpose of enforcing any right of the indemnity granted to such Indemnified Party pursuant to this Agreement.

6.6 Subrogation. Each Indemnifying Party hereby waives for itself and its affiliates any rights to subrogation against any Indemnified Party or its insurers for Losses arising from any third-party claims for which it is liable or against which it indemnifies any Indemnified Party and, if necessary, each Indemnifying Party shall obtain waivers of such subrogation from its, his or her insurers.

                                   ARTICLE 7
                                 MISCELLANEOUS

7.1 Expenses. Except as specifically provided herein, all legal and other costs and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid by Seller or Buyer, as the case may be, depending upon which party incurred such costs and expenses.

7.2 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be given by registered or certified mail (postage prepaid, return receipt requested), by personal delivery or by facsimile transmission, in each case addressed as follows:

         To Buyer:

                  BrightStar Information Technology Group, Inc.
                  4900 Hopyard Road, Suite 200
                  Pleasanton, CA 94588
                  Telecopy:  (925) 251-0001

                  with a copy to:

                  Mark R. Ostler
                  Cohen & Ostler
                  525 University Avenue, Suite 410
                  Palo Alto, California  94301
                  Telecopy:  (650) 321-0171


         To Seller:

                  Integrated Systems Consulting, LLC
                  740 E. Highland, Suite 205
                  Phoenix, Arizona  85014


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
                  with a copy to:

                  Samuel C. Cowley
                  Snell & Wilmer, L.L.P.
                  One Arizona Center
                  Phoenix, Arizona  85004-0001

Any such notice or other communication shall be deemed received on the fifth business day following deposit in the mails or on the date of actual receipt, if earlier; provided that if such communication is received after the close of business on any day it shall be deemed received on the next business day. Any party shall be permitted to change its address for communications by notice to the other as provided herein.

7.3 Entire Agreement. This Agreement supersedes all prior agreements between the parties (written or oral) and is intended as a complete and exclusive statement of the terms of the Agreement between the parties. This Agreement may be amended only by a written instrument which refers to this Agreement and is duly executed by the parties.

7.4 Governing Law; Forum. This agreement shall be governed by and construed in accordance with laws of the State of California without regard to the choice of law principles thereof. Any suit to enforce any provision of this Agreement or arising out of or based upon this Agreement shall be brought in the United States District Court for the Northern District of California or the Superior or Municipal Court in and for the County of Alameda, to the in personam jurisdiction of which each party hereby submits.

7.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

7.6 Assignability. No party hereto shall assign this Agreement or any part hereof without the prior written consent of any other party, except that Buyer may assign its rights hereunder to any direct or indirect wholly-owned subsidiary of Buyer; provided, however, that no such assignment shall relieve Buyer of its obligations hereunder and; provided further, however, that Buyer shall furnish all of the Closing Consideration. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Anything in this Agreement to the contrary notwithstanding including without limitation this Section 7.6, in the event of the liquidation of the Company after the Closing, Buyer agrees to make all payments of the Closing Consideration otherwise owing to the Company to be made (and to assign the Convertible Note and the promissory note described in Section 1.5(d) issued to the Company in accordance with this Agreement) to the Members in such proportions as shall be set forth in a writing signed by all of the Members. Nothing in this Section 7.6 is, however, intended to obligate the Members to cause the liquidation of the Company.

7.7 No Third Party Beneficiaries. Except as expressly provided herein, nothing in this Agreement shall entitle any Person other than Seller or Buyer or their respective successors and assigns permitted hereby to any claim, cause of action, remedy or right of any kind.

7.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or


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
unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

7.9 Equitable Relief. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

7.10 Counterparts. This Agreement may be executed in any number of counterparts, no one of which needs to be executed by all the parties, and this Agreement shall be binding upon all the parties with the same force and effect as if all the parties had signed the same document, and each such signed counterpart shall constitute an original of this Agreement.

7.11 Facsimile or Electronic Transmission of Documents. Executed counterparts of this Agreement may be delivered by facsimile or other electronic means of transmission, and upon receipt such transmission shall be deemed delivery of an original. Within a reasonable time after such electronic delivery, the sender shall mail or deliver an originally signed copy of such document

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.


BRIGHTSTAR INFORMATION                      INTEGRATED SYSTEMS
TECHNOLOGY GROUP, INC.                      CONSULTING, LLC


By:      /s/ Michael A. Ober                By:      /s/  Deryle House
      ------------------------------------     --------------------------------
      MICHAEL A. OBER, PRESIDENT


MEMBERS OF SELLER


         /s/ Chris Bailey                        /s/  Ray Barry
------------------------------------     --------------------------------
CHRIS BAILEY                             RAY BARRY



         /s/ Deryle House                      /s/ Christopher Miguel
------------------------------------     --------------------------------
DERYLE HOUSE                             CHRIS MIGUEL



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